Exhibit 5.1

TROUTMAN SANDERS LLP Attorneys at Law 1001 Haxall Point Richamond, Virginia 23219 804.697.1200 telephone www.troutmansanders.com

May 14, 2010

Albemarle Corporation

451 Florida Street

Baton Rouge, Louisiana 70801

Registration Statement on Form S-8

Albemarle Corporation 2008 Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Albemarle Corporation, a Virginia corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), as filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 14, 2010, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register 4,470,000 additional shares of the Company’s common stock, $0.01 par value per share (the “Shares”), issuable by the Company from time to time pursuant to the Albemarle Corporation 2008 Incentive Plan, as amended (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with the foregoing, we have relied upon, among other things, our examination of the Plan and such documents and records of the Company and certificates of its officers and of public officials as we deemed necessary for purposes of the opinion expressed below.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof.

We do not purport to express an opinion on any laws other than the laws of the Commonwealth of Virginia and the federal laws of the United States of America.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when such Shares have been issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Troutman Sanders LLP

Troutman Sanders LLP